Exhibit 99.1

July 16, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Brad Borror
918-588-7582

ONEOK Increases Quarterly Dividend

TULSA, Okla. – July 16, 2009 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 42 cents per share of common stock, effective for the second quarter 2009, payable Aug. 14, 2009, to shareholders of record at the close of business July 31, 2009.  The company paid a first-quarter dividend of 40 cents per share of common stock.

“Our strong cash flow allows us to continue to increase our dividend and provide our shareholders with attractive returns in the form of dividends,” said John W. Gibson, ONEOK chief executive officer.

Since January 2006, the company has increased the dividend seven times, representing a 50 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.
OKE-FD

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